Exhibit (a)(1)(F)

[FOR ELECTIONS BY FACSIMILE OR E-MAIL]

Form of Confirmation Message to Employees who Elect to Participate in the Offer to Exchange

Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units

via Facsimile or E-mail

Williams-Sonoma, Inc. has received your election form by which you elected to have some or all of your outstanding eligible awards (those options and/or stock-settled stock appreciation rights with an exercise price greater than $27.72 per share, that were granted on or before August 9, 2007, and remain outstanding and unexercisable through the expiration of this offer) cancelled in exchange for restricted stock units, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to some or all of your eligible awards either via the Offer Website at https://wsiequityawardexchange.com or by completing and signing the withdrawal form which was provided to you previously. A properly completed withdrawal must be delivered via the offer website, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be April 10, 2009, to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer Website: https://wsiequityawardexchange.com

You also may elect to include additional eligible awards in the offer by submitting a new election that lists all the eligible awards you wish to have included in the offer. Only responses that are complete and actually received by the Company via the Offer Website, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Williams-Sonoma at wsiequityawardexchange@wsgc.com or (415) 616-7778.

Please note that our receipt of your election is not by itself an acceptance of the awards for exchange. For purposes of the offer, Williams-Sonoma will be deemed to have accepted eligible awards for exchange that are validly tendered and not properly withdrawn as of when Williams-Sonoma gives oral or written notice to the award holders generally of its acceptance for exchange of such awards, which notice may be made by press release, e-mail or other method of communication. Williams-Sonoma’s formal acceptance of the properly tendered awards is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the Message from Howard Lester, dated March 16, 2009; (3) the Election Form; (4) the Withdrawal Form; and (5) the Guide to the Equity Award Exchange Program. You also may access these documents through the SEC’s website at www.sec.gov and on the offer website at https://wsiequityawardexchange.com.

[FOR WITHDRAWALS BY FACSIMILE OR E-MAIL]

Form of Confirmation Message to Employees who Withdraw

their Options and Stock-Settled Stock Appreciation Rights from the Offer via Facsimile or E-mail

Williams-Sonoma, Inc. has received your withdrawal form by which you rejected Williams-Sonoma’s offer to exchange some or all of your outstanding eligible awards for restricted stock units. Please note that eligible awards you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election, you must deliver a new, properly completed election via the Offer Website, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be April 10, 2009, to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer Website: https://wsiequityawardexchange@wsgc.com

If you submit a new election, any previously submitted election will be disregarded, so your new election must list all eligible awards you wish to exchange. Only responses that are complete and actually received by the Company by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Williams-Sonoma at wsiequityawardexchange@wsgc.com or (415) 616-7778.

This notice does not constitute the Offer to Exchange Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the Message from Howard Lester, dated March 16, 2009; (3) the Election Form; (4) the Withdrawal Form; and (5) the Guide to the Equity Award Exchange Program. You also may access these documents through the SEC’s website at www.sec.gov and on the offer website at https://wsiequityawardexchange.com.